Exhibit 4.1
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT (this “Amendment”), dated as of April 21, 2009, amends and modifies a certain Amended and Restated Credit Agreement, dated as of December 23, 2008 (the “Credit Agreement”), among VARISTAR CORPORATION, a Minnesota corporation (the “Borrower”), BANK OF AMERICA, N.A., KEYBANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents, U.S. BANK NATIONAL ASSOCIATION, as Agent (in such capacity, the “Agent”), and the Banks, as defined therein. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.
     FOR VALUE RECEIVED, the Borrower, the Banks and the Agent agree as follows.
ARTICLE I — AMENDMENTS TO THE CREDIT AGREEMENT
     The Credit Agreement is amended as follows.
     1.1 ERISA Affirmative Covenant. Section 8.9 is amended to read as follows (for convenience of reference, added wording is underlined):
     “Section 8.9 ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code, including without limitation minimum funding standards.”
     1.2 ERISA Negative Covenant. Section 9.3 is amended to read as follows:
     “Section 9.3 Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary.”
For convenience of reference, prior to this Amendment, Section 9.3 had read as follows:
     “Section 9.3 Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $5,000,000.”
     1.3 ERISA Default. Section 10.1(i) is amended to read as follows:

“(i) The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, and the requirement to make such contribution or the incurrence of such liability or obligations shall constitute an Adverse Event, or the institution by the PBGC of steps to terminate any Plan;”
For convenience of reference, prior to this Amendment, Section 10.1(i) had read as follows:
     “(i) The institution by the PBGC of steps to terminate any Plan;”
     1.4 Quarterly Financial Statements. Section 8.1(b) is amended by deleting “after the end of each quarter of each fiscal year” and inserting “after the end of the first three quarters of each fiscal year” in place thereof.
     1.5 Power Company Obligations. Schedule 12.1 was inadvertently omitted from the Credit Agreement. Schedule 12.1 is attached to this Amendment and such attachment is deemed to be the Schedule to the Credit Agreement. Subsequent to the closing of the Credit Agreement, Senior Notes listed as item number 5 in Schedule 12.1 were reallocated as Power Company Obligations.
     1.6 Construction. All references in the Credit Agreement to “this Agreement”, “herein” and similar references shall be deemed to refer to the Credit Agreement as amended by this Amendment.
ARTICLE II — REPRESENTATIONS AND WARRANTIES
     To induce the Agent and the Banks to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Agent and the Banks that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding agreement of the Borrower, enforceable in accordance with its terms.
ARTICLE III — CONDITIONS PRECEDENT
     This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:
     3.1 Warranties. Before and after giving effect to this Amendment, the representations and warranties in Article VII of the Credit Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

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     3.2 Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.
     3.3 Documents. The Borrower, the Agent and the Required Bank shall have executed and delivered this Amendment and the Material Subsidiaries shall have executed an Acknowledgment in the form attached hereto.
ARTICLE IV — GENERAL
     4.1 Expenses. The Borrower agrees to reimburse the Agent upon demand for all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Agent in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith.
     4.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.
     4.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.
     4.4 Law; Consent to Jurisdiction; Waiver of Jury Trial. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder. This Amendment shall be subject to the Consent to Jurisdiction and Waiver of Jury Trial provisions of the Credit Agreement.
     4.5 Successors; Enforceability. This Amendment shall be binding upon the Borrower, the Agent and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Banks and the successors and assigns of the Agent and the Banks. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.
(signature pages follow)

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VARISTAR CORPORATION

	By:	/s/ Kevin Moug
	Title:	Chief Financial Officer & Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Agent, and as a Bank

	By:	/s/ Delton Steele
	Title:	VP/Senior Lender

Banks:	BANK OF AMERICA, N.A.

	By:	/s/ A. Quinn Richardson
Title: Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By:

Title:
[not executed]

WELLS FARGO BANK, NATIONAL
ASSOCIATION

	By:	/s/ Keith Luettel
	Title:	Assistant Vice President
(signature page to First Amendment)

JPMORGAN CHASE BANK, N.A.

By:	/s/ Nancy R. Barwig
Title:	Vice President

BANK OF THE WEST

By:

Title:
[not executed]

UNION BANK OF CALIFORNIA, N.A.

By:

Title:
[not executed]
(signature page to First Amendment)

GUARANTORS’ ACKNOWLEDGMENT
     Pursuant to the terms of a Guaranty, dated as of December 23, 2008 (the “Guaranty”), the undersigned (the “Guarantors”) have jointly and severally guaranteed payment and performance of obligations of Varistar Corporation (the “Borrower”) under that certain Amended and Restated Credit Agreement, dated as of December 23, 2008 among the Borrower, the Banks named therein and U.S. Bank National Association, as Agent (as amended, the “Credit Agreement”) and under agreements and documents related to the Credit Agreement as specified in the Guaranty. Each Guarantor acknowledges that it has received a copy of the proposed First Amendment to the Credit Agreement, to be dated on or about April 21, 2009 (the “Amendment”). Each Guarantor agrees and acknowledges that the Amendment shall in no way impair or limit the right of the Agent or the Banks under the Guaranty, and confirms that by the Guaranty, such Guarantor continues to guaranty payment and performance of the obligations of the Borrower to the Banks under the Credit Agreement as amended pursuant to the Amendment. Each Guarantor hereby confirms that the Guaranty remains in full force and effect, enforceable against such Guarantor in accordance with its terms.
Dated as of April 21, 2009

BTD Manufacturing, Inc.
DMI Industries, Inc.
DMS Health Technologies, Inc.
DMS Imaging, Inc.
Foley Company
Idaho Pacific Holdings, Inc.
Aevenia, Inc. f/k/a/ Midwest Construction Services, Inc.
Northern Pipe Products, Inc.
ShoreMaster, Inc.
Vinyltech Corporation
Idaho Pacific Corporation
Miller Welding & Iron Works, Inc.

By:	/s/ Kevin Moug

Title:	Treasurer

Schedule 12.1
Senior Indebtedness Agreements and Notes
to constitute Power Company Obligations following
Permitted Reorganization
     1. Notes issued under the Note Purchase Agreement, dated as of August 20, 2007, as thereafter amended, between Otter Tail Corporation and the Noteholders named therein consisting of:
     (i) $33,000,000, 5.95% Senior Unsecured Notes, Series A, due 2017;
     (ii) $30,000,000, 6.15% Senior unsecured Notes, Series B, due 2022;
     (iii) $42,000,000, 6.37% Senior Unsecured Notes, Series C, due 2027; and
     (iv) $50,000,000, 6.47% Senior Unsecured Notes, Series D, due 2037.
     2. $20,790,000, Mercer County, North Dakota Pollution Control Refunding Revenue Bonds (Otter Tail Corporation Project) Series 2001.
     3. $10,400,000, Grant County, South Dakota Pollution Control Refunding Revenue Bonds (otter Tail Power Corporation Project) Series 1993.
     4. $5,185,000, Grant County, South Dakota Pollution Control Refunding Revenue Bonds (otter Tail Power Corporation Project) Series 2001.
     5. $70,000,000, 6.63% Senior Notes due December 1, 2011, issued under the Note Purchase Agreement, dated as of December 1, 2001, as thereafter amended, between Otter Tail Corporation and the Noteholders party thereto.